Exhibit 10.1

Modification to Terms of Employment for Joseph J. Troy

February 16, 2015

Dear Joe:

The following will modify your Employment Agreement dated July 16, 2010, as amended (the “Employment Agreement”) with Quality Distribution, Inc. (the “Company) effective as of the date set forth above (the “Effective Date”).

1.	Section 4.2.3, clauses (ii) and (iii) amended by substituting the following for the existing language:

“(ii) Base Salary payable in accordance with the normal payroll cycles of the Company for one hundred and four (104) weeks following the Termination Date; and (iii) if participating in the Company’s medical benefits at the time of termination, Company provided medical benefits for the Employee (and his or her eligible dependents) at active employee contribution rates for one hundred and four (104) weeks following the Termination Date.”

The Company requests your signature and your subsequent delivery of this letter agreement to the Company to evidence confirmation of your understanding of, and agreement to, the above-described changes to the terms of your employment as of the Effective Date.

QUALITY DISTRIBUTION, INC.

By:	/s/ Gary R. Enzor
Gary R. Enzor
Chief Executive Officer

Agreed to and accepted as of the date first written above.

By:	/s/ Joseph J. Troy
Joseph J. Troy